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                                                                      Exhibit 99

                                                                 [WILLIAMS LOGO]

News Release

NYSE:WMB

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Date:       September 19, 2002

Contact:    Julie Gentz (media)               Richard George (investors)
            Williams                          Williams
            (+1) 918 573 3053                 918 573 3679
            JULIE.GENTZ@WILLIAMS.COM          richard.george@williams.com


              WILLIAMS AND YUKOS CLOSE AGREEMENT ON MAZEIKIU NAFTA

         TULSA- Today, the international unit of Williams (NYSE: WMB) announced the close of the sale of its 26.85 percent interest of A.B. Mazeikiu Nafta for $85 million to a wholly owned subsidiary of YUKOS Oil Company (RTS: YUKO). In addition, YUKOS will also purchase Williams' $75 million loan to Mazeikiu Nafta in connection with the sale.

         "Williams continues to make progress on its financial strengthening plan," said Steve Malcolm, chairman, president and CEO of Williams. "The sale of Mazeikiu Nafta is another step in planned asset sales that adds cash to our balance sheet, narrows the company's focus to our core asset base and will provide a solid foundation for the company to move forward. We are focused on retaining profitable, cash generating enterprises that provide vital services to our customers."

         Williams managed the operations of Mazeikiu Nafta, Lithuania's oil complex, since October 1999. The complex includes a 120,000 barrel per day capacity refinery, the Butinge offshore import/export terminal and the Birzai pipeline system.

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ABOUT WILLIAMS

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at http://www.williams.com.



Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.